Exhibit 107

Calculation of Filing Fee Tables

S-8

(Form Type)

Eton Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in its Charter)

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.0001 per share	457(h)	1,177,522(2)	$3.88 (3)	$4,568,785.36(3)	0.00014760	$674.35
Total Offering Amounts					$4,568,785.36	—	$674.35
Total Fees Previously Paid					—	—	—
Total Fee Offsets					—	—	—
Net Fee Due					—	—	$674.35

(1)

Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock (“Common Stock”) that become issuable under the Eton Pharmaceuticals, Inc. 2018 Equity Incentive Plan (the “2018 Plan”) and Eton Pharmaceuticals, Inc. 2018 Employee Stock Purchase Plan (the “2018 ESPP”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of Common Stock.

(2)	Represents 1,027,522 additional shares of Common Stock reserved for issuance under the 2018 Plan and 150,000 additional shares of Common Stock reserved for issuance under the 2018 ESPP.

(3)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) of the Securities Act. The proposed maximum offering price per share and the proposed maximum aggregate offering price with respect to the shares are calculated based on $3.88 per share, the average of the high and low prices of the Common Stock, as reported on the Nasdaq Capital Market on March 22, 2024, a date within five business days prior to the filing of this Registration Statement.